Exhibit 10.6
Execution Copy
September 19, 2021
Kimberly Scott
VIA ELECTRONIC DELIVERY
Dear Kim:
We are pleased to offer you employment with Aramark as our President & Chief Executive Officer of Aramark Uniform Services (the “Uniforms Business”), reporting to the Chief Executive Officer of Aramark. Enclosed is a copy of the Offer Detail Summary highlighting the compensation terms and conditions associated with the role.
As a condition of employment, you are required to sign an Agreement Relating to Employment and Post-Employment Competition (the “ELT Agreement”), in the form enclosed with this offer letter. Please sign, date, and return both the ELT Agreement and the Offer Detail Summary to me. We will return a fully executed copy for your records.
Note your employment with us is contingent on (1) your maintaining the confidentiality of the existence and terms of this offer of employment (including the fact of the offer and the position being so offered) until such time as Aramark advises you in writing that disclosure of any of the foregoing is permitted and (2) the successful completion of a drug screening. By executing the Offer Detail Summary, you are acknowledging and agreeing that any failure to satisfy either of your obligations described in clauses (1) and (2) hereof shall cause this offer, including the ELT Agreement, to be null and void and of no further force and effect.
We are pleased to extend this offer and look forward to answering any questions that you may have.
Sincerely,

/s/ Lynn B. McKee

Lynn McKee
Executive Vice President, Human Resources
Please sign and date below, acknowledging that you have received this letter and accepted our offer.
Accepted and agreed this 20th day of September, 2021.

/s/ Kim T. Scott
Kimberly Scott

Kimberly Scott
Offer Detail Summary
September 19, 2021

Title:
President & Chief Executive Officer, Aramark Uniform Services
At the time of any spin-off of the Uniforms Business into a standalone AUS Board public company (the “AUS Spin”), you will remain as President and CEO of, and you also will be appointed as a member of the Board of Directors of, the standalone Uniforms Business (the “AUS Board”).

Level:	Executive Leadership Council, Band 2 Member of Executive Leadership Team

Reports To:	John Zillmer, CEO, Aramark, until the time of any AUS Spin, at which time you will report to the AUS Board.
Primary work/office location:	Your primary office location will be in the Atlanta metropolitan area.

Business Travel:	You will be required to engage in such business travel as may be reasonably required to perform your duties and responsibilities.

Base Salary:	$775,000 per annum (to be increased to $850,000 per annum upon any AUS Spin, subject to approval by the AUS Board).

Bonus:
You will be eligible to participate in Aramark’s Management Incentive Bonus (MIB) Plan. As further described in the Plan, if you are eligible to receive a Management Incentive Bonus, the amount of your Bonus will be determined on the basis of both the performance of the Uniform Business and your performance measured against specified annual goals. The current guideline for your position is a Target Bonus of 100% of Base Salary. This Target Bonus percentage will be increased to 125% of Base Salary upon the AUS Spin, subject to approval by the AUS Board.
If applicable, for Fiscal Year 2021, this Bonus amount will be paid at Target and prorated to reflect the period of the Fiscal Year that you are employed with Aramark. This Bonus for Fiscal Year 2021 will be paid in December 2021 in accordance with the normal practices of Aramark under the MIB.

Aramark Annual Equity Incentives:
We will recommend to the Compensation and Human Resources Committee (the “CHRC”) that you be awarded, during 2021 and each year thereafter, annual equity grants with a target value of at least $1,750,000 each (each, an “Aramark Annual Grant”), and that the 2021 equity grant (the “2021 Grant”) be guaranteed, with a target value of at least $1,750,000, and that such grant be made no later than December 31, 2021. The structure and timing of these awards are to be determined by the CHRC and are subject to approval by the CHRC. Per our recommendation, if approved, your equity grants will be made at the same time as annual equity grants are made to the Aramark ELT for each fiscal year (subject to your continued employment through each such date), which typically occur in November, with the 2021 Grant guaranteed to be made no later than December 31, 2021 (subject to delay of such grants due to applicable securities laws).
Upon occurrence of any AUS Spin, any equity grants previously issued by Aramark will, subject to approval by the CHRC, be converted to corresponding equity grants in the AUS standalone Uniform Business in accordance with the requirements of the Aramark equity plan and applicable tax rules.

AUS Annual Equity Incentives:
Upon (or as soon as reasonably practicable after) any AUS Spin, and subject to approval by the AUS Board, you will receive an equity incentive grant with a target value of $3,600,000 (reduced by the target value of any Aramark Annual Grant made to you within 12 months prior to the date of the AUS Spin; provided, however, that no such reduction shall occur before the 12-month anniversary of the 2021 Grant). Any future AUS annual equity incentives will be granted, subject to approval by the AUS Board, with a target grant date value of at least $3,600,000 in such form(s) and at such time, and pursuant to such terms, as the AUS Board may determine.

Benefits:	You will be eligible to participate in the standard Aramark Benefits Program, as well as the Benefits/Perquisites Programs in place for ELC members, which are subject to change from time to time.

Auto Allowance:	You will be eligible to receive an auto allowance of $1,100 per month. This amount is subject to all applicable withholding taxes, is paid monthly and is not prorated.

Make-Whole Awards:
You will receive a cash payment equal to a portion of the target annual bonus you are forfeiting upon departure from your current employer, prorated to reflect the period of time worked with your current employer. This bonus amount will be paid to you, subject to your continued employment, at the time that bonuses are otherwise payable under the MIB in respect of Fiscal Year 2021, but in any event, no later than December 31, 2021.
You will receive, as soon as practicable after the first day of your employment, a grant of RSUs having a grant date value of $1,400,000, in respect of the equity incentives you are forfeiting upon departure from your current employer. This RSU grant will vest 50% on each of the first two anniversaries of the date of grant date, subject to your continued employment with Aramark through each such date and will vest 100% upon any severance-qualifying event under the ELT Agreement.

ELT Agreement:
You will enter into an ELT Agreement, which provides certain severance payments and benefits upon specified severance-qualifying events.
Among other things, your ELT Agreement will also give you the right, generally, to resign and be entitled to severance payment equal to a total of 24 months of Base Salary plus 24 months of Target Bonus, and other benefits, if you are not appointed to the position of Chief Executive Officer and as a member of the Board of Directors of a publicly traded company as a result of any AUS Spin (or a merger of AUS into another publicly traded company) within 24 months after your Start Date. This right shall be subject to the same notice and cure provisions applicable to a resignation for Good Reason under the ELT Agreement, except that the notice period applicable to this resignation right shall be three months.

This Offer Detail Summary, along with the ELT Agreement referenced herein, sets forth the entire understanding of the parties with respect to all aspects of the offer. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this offer letter.
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